                                                                 EXHIBIT (d)(25)

                        INVESTMENT SUBADVISORY AGREEMENT

     This Investment Subadvisory Agreement is made as of the 11th day of October, 2000, by and between THE ICMA RETIREMENT CORPORATION, a Delaware corporation (hereafter "Client"), THE ICMA RETIREMENT TRUST (the "Trust") and WELLINGTON MANAGEMENT COMPANY, LLP, 75 State Street, Boston Massachusetts 02109 (hereafter "Subadviser"), and is effective as of October 11th, 2000 (the "Effective Date").

     WHEREAS, Client serves as investment adviser to the ICMA Retirement Trust (the "Trust"), pursuant to an investment advisory agreement that authorizes the Client to enter into subadvisory agreements which provide for the commingled investment of the assets of certain retirement plans that are administered by the Client;

     WHEREAS, Client and Subadviser wish to enter into a subadvisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS

     In consideration of the performance by the Subadviser as Investment Subadviser of certain Trust assets, the Client has authorized the Subadviser to manage the securities and other assets as follows:

1.   ACCOUNT

     The account with respect to which the Subadviser shall perform its services shall consist of those assets of the VantageTrust Income Preservation Fund (the "Fund") that the Client determines to assign to an account with the Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Subadviser, make additions to or withdrawals from the Account.

2.   APPOINTMENT STATUS, POWERS OF SUBADVISER

     (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Subadviser shall supervise and direct investment of the Account. Client hereby grants the Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). The Subadviser

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will consult with Client, upon the request of the Client concerning any transactions it makes with respect to the investment of the Account.

     (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Subadviser in managing the assets of the VantageTrust Income Preservation Fund shall in all instances be conducted subject to the supervision and direction of the Board of Trustees of the Trust.

     (c) Voting. Unless otherwise instructed by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting.

     (d) Key Personnel. Subadviser agrees that the following key personnel have a primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Subadviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Subadviser to replace or supplement the individual(s). In addition, the Subadviser will give Client written notice of the replacement of any employee of the Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

     Key Personnel:                     VALERIE M. DIAMOND

     Supervisory Responsibility:        PAUL KAPLAN, DIRECTOR OF FIXED INCOME

3.   ACCEPTANCE OF APPOINTMENT

     Subadviser accepts the appointment as an investment Subadviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Subadviser under the provisions of this Agreement.

4.   INVESTMENT POLICIES

     (a) Investment Objectives. Subject to the supervision of the Trust's Board of Trustees and the Client, the Subadviser shall direct the investments of the Account in accordance with the Fund's investment objectives, policies, and restrictions as provided


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in The Retirement Investment Guide of the Trust, as currently in effect and as amended or supplemented from time to time, and such other limitations as the Fund or Client may reasonably impose by written notice to the Subadviser or as set forth in SCHEDULE A.

          (b) Trust's Declaration of Trust. The Subadviser will adhere to all specific provisions relating to the investment of the Account established in the Trust's Declaration of Trust which is hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Subadviser of any amendments to the Declaration of Trust, which amendments, upon their receipt by the Subadviser, shall be binding on the Subadviser.

          (c) Investment Subadviser Guidelines. The Subadviser shall act in accordance with The Retirement Investment Guide, and in accordance with the limitations set forth in the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Subadviser. The Client retains the right, on written notice to the Subadviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time.

          (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.


5.        CUSTODY, DELIVERY, RECEIPT OF SECURITIES

          (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other asset of the Funds (including the Account). The Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Subadviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

          (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the funds of cash or securities due to or from the Account. The Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

          (c) Tri-Party Agreement. The Subadviser is authorized to enter into Tri-Party Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the sub-custodian thereunder is authorized to act as a sub-custodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.




                                        3


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6.         RECORD KEEPING AND REPORTING

          (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client that are required of an investment adviser pursuant to the Investment Advisers Act of 1940, and the rules thereunder, and in accordance with such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

          (b) Reconciliations. Subadviser shall reconcile security and cash positions, and market values on a monthly basis to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month.

          (c) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12 that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund.

          (d) Reports. Subadviser shall furnish Client and the Board of Trustees of the Trust such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the VantageTrust Income Preservation Fund.

          (e) Other Reports on Request. Subadviser shall provide to Client promptly upon request any information available in the records maintained by Subadviser relating to the Account.

          (f) Marketing Materials. Subadviser shall be given the opportunity to review any marketing materials produced for the Fund that make reference to the Subadviser prior to the use of such materials.


                                      4




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7.         PURCHASE AND SALE OF SECURITIES

          (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion, direct portfolio transactions for which Subadviser is responsible to any broker that Client may see fit), Subadviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Subadviser.

          (b) Best Execution. In placing such orders, the subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. In evaluating the terms available for executing particular transactions for the Fund and in selecting brokers and dealers to execute such transactions, the Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research, services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker and dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

          (c) Bunching Orders. Client agrees that Subadviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.        INVESTMENT FEES

          (a) Fee Schedule. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.


                                        5


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        (b) For purposes of this Section 8 and Schedule C, all payments due to
Subadviser shall be solely made from the assets of the Fund, which is a series of the Trust.

        (c) Pro Rata Fee. If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average market value of the Account in the quarter in which termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.


9.      BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

        The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Subadviser to be provided to Client hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its members, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.


10.     INSIDER TRADING POLICIES ANDCODE OF ETHICS

        Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any material violation of such policies by personnel of the Subadviser who are "access persons" with respect to the Account shall be reported to the Client.


11.     INSURANCE

        At all times during the term of this Agreement, Subadviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Subadviser for Client and for the Subadviser's other clients.







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12.     LIABILITY

        In the absence of any gross negligence, willful malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Subadviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.


13.     TERM

        This Agreement shall be in effect for an initial term of one year beginning on the Effective Date and from year to year thereafter, unless terminated by either party as provided herein.


14.     TERMINATION

        This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to the Client or by the Client upon thirty (30) days' written notice to Subadviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Subadviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.


15.     REPRESENTATIONS

        (a) Subadviser hereby confirms to Client that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

        (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client

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has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.


16.     NOTICES

        Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                              CLIENT:
                              ICMA Retirement Corporation
                              Attention: Paul Gallagher, Legal Department
                              777 North Capitol Street, NE, Suite 600
                              Washington, DC 20002-4240

                              SUBADVISER:
                              Wellington Management Company, LLP
                              Attention: Regulatory Affairs Department
                              75 State Street
                              Boston, Massachusetts 02109

        Each party may change its address by giving notice as herein required.


17.     SOLE INSTRUMENT

        This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.


18.     WAIVER OR MODIFICATION

        No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer has authority on behalf of the client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Trust.


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19.     ASSIGNMENT AND CHANGE IN CONTROL

        This Agreement shall automatically terminate in the event of its assignment. Subadviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.     COUNTERPARTS

        This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.


21.     CHOICE OF LAW

        This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.


22.     YEAR 2000 STATEMENT

        Subadviser certifies that it has taken the steps to address the Year 2000 problem that are set forth in Subadviser's SEC Form ADV-Y2K, a copy of which has been filed with the SEC and provided to Client. Any subsequent SEC filings regarding this issue shall be provided to Client.






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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON October 11,
2000, and make it effective on the date set forth.

CLIENT                                    SUBADVISER
ICMA Retirement Corporation               Wellington Management Company, LLP


by:                                       by:


/S/ GIRARD MILLER                          /S/ JOHN H. GOOCH
-------------------------------           -----------------------------------
(Signature)                               (Signature)


                                          John H. Gooch, Senior Vice President
-------------------------------           -----------------------------------
Girard Miller, President                  (Name, Title)


Date: Oct. 11, 2000                       Date: October 11, 2000


FUND
ICMA Retirement Trust
VantageTrust Income Preservation Fund


by:


/s/ GIRARD MILLER
-------------------------------
(Signature)




-------------------------------
Girard Miller, President

Date: Oct. 11, 2000


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

                                   SCHEDULE A
                              ICMA RETIREMENT TRUST

                      VANTAGETRUST INCOME PRESERVATION FUND

                      STATEMENT OF POLICIES AND GUIDELINES

These Polices and Guidelines apply to the VantageTrust Income Preservation Fund until all assets have been transferred to the Vantagepoint Income Preservation Fund.

These investment polices and guidelines have been adopted by the ICMA Retirement Trust (the "Trust") pursuant to Section 2.2 of the Declaration of Trust to govern the management and administration of the VantageTrust Income Preservation Fund of the Trust by the ICMA Retirement Corporation (the "Retirement Corporation"). They may be reviewed and revised at the discretion of the Trustees of the Trust. The VantageTrust Income Preservation Fund's investment administration is under the supervision of the Retirement Corporation, which is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

These Investment Policies and Guidelines cover two different matters:

       1. They set forth criteria to be applied by the Retirement Corporation in the selection of investment contracts; these criteria are referred to as "Fund Level" policies and guidelines;

       2. They also set forth criteria that should be applied to the management of asset portfolios in Participating Contracts; these criteria are referred to as "Portfolio Level" policies and guidelines.

INVESTMENT POLICIES

I.     INVESTMENT OBJECTIVE

       The VantageTrust Income Preservation Fund seeks stable returns while preserving principal.

II.    STABLE VALUE INVESTMENTS

Stable value investment contracts are financial instruments negotiated by the Retirement Corporation (RC) for the benefit of the Trust with approved contract issuers. A stable value contract entails a promise to pay a stated rate of interest on a principal amount for an agreed upon period of time. The time to maturity and the interest paid may be fixed or variable as negotiated. Stable value contracts as negotiated by RC, provide liquidity for required redemptions, e.g., benefit withdrawals and transfers to other fund options. Participant initiated redemptions are honored at book value; for that reason, such contracts are termed "benefit responsive" and are valued at all times at original principal plus accrued interest regardless of fluctuations in market interest rates. This is referred to as "book value," an accounting treatment.

Amounts paid to honor redemption requests initiated by Plans, as distinguished from Participants, may be less than invested principal based on market conditions at the time of withdrawal.

There are types of stable value investment contracts in which the Trust may invest: Non-Participating and Participating. The term "participating" refers to the whether or not a contract's interest rate reflects the actual investment performance of the assets in which the principal is invested.

THE VANTAGETRUST INCOME PRESERVATION FUND WILL INVEST IN PARTICIPATING SYNTHETIC CONTRACTS ONLY.

PARTICIPATING CONTRACTS: In Participating contracts, the amount of interest paid is determined by the actual investment performance of an identified separate portfolio of high quality, marketable securities, in which the contract is invested. The term to maturity can be a fixed period of time or an indefinite period with specified termination provisions.

Examples of typical Participating contracts are actively managed insurance company separate accounts and "synthetic" contracts consisting of a portfolio of securities managed by an investment subadviser with the benefit payments at book value underwritten by a qualified financial institution.

The principal distinction between separate account contracts and synthetic contracts is the ownership of the assets supporting the contracts. With a separate account contract, the contract issuer is the legal owner of all contract assets. In a synthetic contract, the Trust is the legal owner of the separate portfolio of marketable securities.


III.   STRUCTURE

The assets of the VantageTrust Income Preservation Fund are managed by the ICMA Retirement Corporation which selects investment subadvisers and investment contracts (wrappers) for the fund. Selection of participating investment contracts will ordinarily entail review and approval of a subadviser to manage the underlying contract portfolio. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or be a Bank, Insurance Company or Trust Company exempted as such from registration.


IV.    INVESTMENT STRATEGY

       A. FUND LEVEL STRATEGY

       The Retirement Corporation is expected to seek requisite yield, interest rate responsiveness, diversification and liquidity. The Fund's assets will be allocated in a manner that achieves these objectives. The selected subadvisers should be able to add value over passive benchmarks selected by the Retirement Corporation on a net of fee basis.


       B. PORTFOLIO LEVEL STRATEGY

       The Retirement Corporation is expected to seek a variety of applicable fixed income management approaches and investment disciplines to obtain a complementary commingling of styles that will effectively achieve the investment objective of the Fund.

       The Fund will be partially invested in the VantageTrust PLUS Fund in decreasing proportions until all assets from the PLUS Fund have been transferred. The investment guidelines of the VantageTrust PLUS Fund will apply to the portion of the Fund that remains invested in PLUS Fund shares.

       Investment strategies employed in portfolios underlying the contracts will involve active fixed income management.

       Active management strategies may include:

              - Core strategies which encompass the entire investment grade universe,

              - Tactical management in which attractive sectors of the bond market are identified and undervalued securities within those sectors are owned,

              - Duration management which adjusts duration based on the most undervalued sectors of the yield curve or on expected changes in interest rates.

V.     PERFORMANCE BENCHMARKS

Performance benchmarks will be established for the Fund. These benchmarks will be recommended by the Retirement Coporation and adopted by the Trust and will be subject to review by the Retirement Corporation and revision by the Trust when appropriate.


VI.    TRUSTEE REVIEW

The Retirement Corporation will report periodically to the Trustees on performance of the Fund against benchmarks and on manager results and will evaluate for the Trustees the overall performance of the Fund and its objectives. The Trustees will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

                      VIP FUND LEVEL INVESTMENT GUIDELINES

       A. SYNTHETIC GICs Synthetic investment contracts will be formed through the use of selected fixed income subadvisers and wrappers.

          FIXED INCOME SUBADVISERS: The subadvisers will be selected based on the Retirement Corporation's expectation of the subadviser's ability to add value over a passive fixed income benchmark through active management. In addition to investment level guidelines at the Fund level, the subadvisers will be required to conform to investment level guidelines at the manager level with respect to asset allocation, credit quality, issue and issuer exposure, duration and prohibited practices.

          WRAPPERS: The role of the wrappers is to enable book value accounting and simultaneously ensure benefit responsiveness. The wrappers will be selected from an approved list maintained by the Retirement Corporation's credit analysis department.

       B. PORTFOLIO ASSET ALLOCATION: Characteristics of the VIP Fund should conform to the following asset allocation limitations outlined below.

---------------------------------------------------------------------------------------
  ASSET TYPE                  TARGET                MINIMUM               MAXIMUM
---------------------------------------------------------------------------------------
Cash and Cash                  10%                    5%                   100%
Equivalents
---------------------------------------------------------------------------------------
Enhanced Cash                  30%                    0%                   100%
---------------------------------------------------------------------------------------
Lehman                         30%                    0%                    50%
Intermediate
Gov't/Corporate
---------------------------------------------------------------------------------------
Lehman Aggregate               30%                    0%                    50%
---------------------------------------------------------------------------------------

       C. PORTFOLIO DURATION: The target duration for the overall Fund is 2.5 YEARS. At any given time the duration of the Fund may deviate from the target within a range of PLUS OR MINUS 1 YEAR.

       D. PORTFOLIO QUALITY: The target overall quality of the Fund is AA. Investment guidelines at the Fund and manager level are designed to achieve this target. The minimum quality for any issue in the portfolio is BBB-.

       E. ELIGIBLE INVESTMENTS

          1. FIXED INCOME SECURITIES:

              - Money market instruments including CDs, Commercial Paper, Bankers Acceptances, Time Deposits, Repurchase and Reverse-repurchase agreements, Floating rate instruments, US money market funds and bank STIFs

              - Securities issues by the US Treasury, government agencies and government sponsored enterprises

              -  Corporate Bonds

              -  Asset-Backed Securities

              -  Mortgage-Backed fixed Income Securities including CMOs and
                 CMBSs

              - US dollar-denominated securities issued by foreign governmental and corporate entities that meet the Fund's criteria for quality

          2. DERIVATIVES

              - Options, Futures and Mortgage forwards (TBA dollar rolls) may be used to obtain exposure to fixed income sectors within the subadviser's respective benchmark without incurring leverage.

              - Swaps, Caps and Floors may be used to take advantage of manager expectations of interest rates.

       F. ELIGIBLE PRACTICES

       There are no restrictions on subadvisers as to the following:

              -  Portfolio Turnover

              -  Realized Gains and Losses

       G. SECTOR DIVERSIFICATION

       Sector diversification will vary depending on the subadviser's style and investment approach. These limits will be set by the Retirement Corporation with each subadviser.

       H. PROHIBITED PRACTICES AND SECURITIES

              -  Short Sales

              - Derivative securities except as explicitly approved by the Retirement Corporation. This restriction applies to among others:

                 -  Inverse Floaters

        -  Interest Only Securities (I/Os)
        -  Principal Only Securities (P/Os)

    -   Securities for which there is no established trading market

    -   Commodities (other than approved financial futures)

    - Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the Fund

    -   Securities issued by the subadvisers, wrappers or their affiliates

    - Equity securities (except preferred stock and convertible bonds) and their derivatives including financial futures on equities

I.  SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

Any securities or practices not enumerated in the Fund Level Investment Guidelines Section may be used but only if explicitly aproved in advance by the Retirement Corporation and reported to the Trust.

J.  SECURITIES LENDING

The Retirement Corporation will deem the securities in the synthetic fixed income portfolios as eligible for the Corporation's securities lending program.

K.  PERFORMANCE EVALUATION

The performance of the fund at the subadviser, Fund and RC External Product level is outlined as follows:

        1. RC INVESTMENTS FUND LEVEL BENCHMARK: The Fund's overall benchmark will be a composite consisting of 10% 90-Day T-Bill plus a 90% wrapped portion consisting of 30% 90-Day T-Bill plus 30% Lehman Brothers Intermediate Government/Corporate Index plus 30% Lehman Brothers Aggregate Index.

        2.  RC FUND PEER GROUP: The Institute of Management and Administration
            (IOMA) Stable Value Pool. The Retirement Corporation may select any benchmark considered suitable for the Fund.

                                   SCHEDULE B

                      VANTAGETRUST INCOME PRESERVATION FUND

                              INVESTMENT GUIDELINES
                                       FOR

                          WELLINGTON MANAGEMENT COMPANY


I.      OBJECTIVE

        The Wellington Management Company Portfolio (the "Portfolio") objective is total return in excess of the benchmark through active management of a portfolio of high quality fixed-income securities, with risk characteristics similar to the benchmark.


II.     BENCHMARK

        The performance and risk benchmark is a blend of two bond indexes:

               -  50% Lehman Brothers Aggregate Bond Index
               -  50% Lehman Brothers Intermediate Government/Credit Bond Index


III.    PORTFOLIO MANAGEMENT GUIDELINES

        To ensure the fund maintains a high quality status, the following guidelines are in effect for the Portfolio:

        A. PORTFOLIO DURATION: The portfolio's market value weighted duration is to be between three and five years.

        B. PORTFOLIO QUALITY RATING: The portfolio's market value weighted quality is to be at least Aa2/AA. The lower of the Moody's or Standard & Poor's ratings shall be used in assigning an issue's rating.

        C. LIQUIDITY: Because the Portfolio represents only a portion of the VIP Fund, and because the VIP Fund contains a cash buffer to meet anticipated shareholder liquidity needs, the Portfolio can be managed using a "fully invested" approach. However, all issues held should have a high degree of liquidity.

        D. TYPES OF SECURITIES AND MAXIMUM AMOUNTS: Only the fixed-income security types contained in the benchmark indexes (or futures on such securities), or security types otherwise explicitly permitted in these guidelines or amendments thereto, may be held in the Portfolio. The maximum amounts that may be held, subject to other limitations below, are shown in brackets.

        1)  Cash equivalents, rated Aaa/AAA or A1/P1 [maximum limit = 100%]

        2)  Fixed Income Securities (securities with durations greater than one year):

            a)  US Treasury securities, including strips [100%]

            b)  US Government Agency securities, fully backed by US Treasury
                [50%]

                (Note: Agency-backed pass-through securities included in mortgage category below)

            c) US corporate fixed-income securities, rated between Aaa/AAA and Baa2/BBB [50%]

                -   BBB rated securities [10%]

                - Holdings downgraded to Baa3/BBB- must be sold within 90 days of downgrade. Issues downgraded below Baa3/BBB- must be sold in the shorter of 3O days or the remainder of the previous 90 days.

            d)  Mortgage-backed securities [35%]

                - Securities representing an entire mortgage pool may be held. CMO's may also be held, however segmented issues with volatile cashflows, such as IOs or POs, may not be held.

                -   Commercial mortgage-backed securities [10%]

            e)  Asset-backed securities [10%]


        OTHER NON-BENCHMARK SECURITY TYPES THAT ARE PERMITTED INCLUDE:

        -   Medium term notes [25%]

        -   Taxable municipal securities [25%]

        - 144A securities with sufficient liquidity as indicated by issuance size greater than $100 million, or with registration rights [10%]

        -   Adjustable-rate mortgages [10%]

        -   Non-agency mortgages [10%]

        -   Treasury and other inflation-linked securities [10%]

        -   Capital trust securities [10%]

        - Derivatives on fixed-income securities contained in the indexes [50%, based on face value]

        E.     PORTFOLIO CONCENTRATION LIMITS

               -  Single issue [5%]

               -  Single issuer:

                  -   US Treasury [100%]

                  -   US Government Agency [30%]

                  -   Corporation [5%], with special limit on BBB issuer [1%]

                  -   Other issuers [5%]

       F.      PROHIBITED PRACTICES

               -  Transactions resulting in a leveraged position

               -  Short sales

               -  Investment in issues of VIP Fund subadvisers or affiliates

               - Investment in security types not specified herein, without prior written permission from ICMA-RC.

                                   SCHEDULE C

                      VANTAGETRUST INCOME PRESERVATION FUND

                                  FEE SCHEDULE
                                       FOR
                       WELLINGTON MANAGEMENT COMPANY, LLP


The Adviser's quarterly fee shall be calculated based on the average daily net assets of the assets under management as provided by the Custodian, based on the following annual rate.


                      First $ 100 million          0.25 percent
                      Over  $ 100 million          0.15 percent